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                                                                     EXHIBIT 4.5
                                                                     -----------

                       THE GOODYEAR TIRE & RUBBER COMPANY

                          STOCK OPTION GRANT AGREEMENT

The Directors of The Goodyear Tire & Rubber Company (the "Company") adopted the Hourly and Salaried Employees Stock Option Plan of The Goodyear Tire & Rubber Company (the "Plan") on and effective as of December 4, 2000. A copy of the Plan is attached. In accordance with the Plan, the Company pursuant to this Stock Option Grant Agreement (this "Grant Agreement") hereby grants to the Employee designated below an option to purchase shares of the Common Stock, without par value, of the Company (the "Common Stock"), on the terms and conditions specified in this Grant Agreement and in the Plan.

                      Stock Option Granted To:

                                          SSN:

                                   Grant Date:   December 4, 2000

              Number of Shares of Common Stock
                 covered by this Stock Option:

          Stock Option Exercise/Purchase Price
                                     Per Share:  $ 17.68

                  Stock Option Expiration Date:  December 4, 2010

                Stock Option Exercise Schedule:  100% exercisable beginning December 4, 2001

This Stock Option is subject to termination prior to December 4, 2010 in accordance with paragraphs 3, 4 and 5 of this Grant Agreement.

This Stock Option is granted pursuant to, and is subject to the terms and conditions of, this Grant Agreement and the Plan. Capitalized terms used herein but not defined herein shall have the meanings given them in the Plan.

December 4, 2000                              The Goodyear Tire & Rubber Company

                                              By:



By my signature below, I hereby acknowledge receipt of this Stock Option, as granted on December 4, 2000 and shown above, which has been issued to me under the terms and conditions of the Plan and this Grant Agreement. I acknowledge that I have read and understand the terms and conditions of the Plan and this Grant Agreement. I further acknowledge, agree to and accept all of the terms and conditions of the Plan and this Grant Agreement.

Signature:__________________________                    Date:___________________



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Grant Agreement (Cont'd)

1. THE STOCK OPTION. The non-qualified stock option for the number of shares of Common Stock indicated on the preceding page is granted to you (your "Stock Option") under, and is governed by the terms and conditions of, the Plan and this Grant Agreement. Your execution and return of the enclosed copy of page one of this Grant Agreement acknowledging receipt of your Stock Option constitutes your agreement to and acceptance of all terms and conditions of the Plan and this Grant Agreement. Your Stock Option may be exercised only in accordance with the Plan and at the times and to the extent, and is subject to all of the terms and conditions, set forth in this Grant Agreement and in the Plan, including any rule or regulation adopted by the Committee.

2. METHOD OF EXERCISE. You may exercise the Stock Option granted to you pursuant to this Grant Agreement only through a cash payment in the amount of the full option exercise price of the shares being purchased; provided, that, if previously authorized and announced by the Company, you may submit documents designated by the Company, duly completed and executed, that will effect a simultaneous exercise of your Stock Option and sale of the shares of Common Stock to be acquired upon such exercise pursuant to a Company approved brokerage or similar arrangement, which documents shall authorize the use of the proceeds from such sale to pay the option exercise price, together with all withholding taxes, to the Company. Any exercise of your Stock Option shall be by written notice to the Company (or to such person and at such address as the Company shall designate to you in writing) stating the number of shares of Common Stock then to be purchased, accompanied with the payment or, if permitted by the Company, appropriate documentation, duly completed and signed, providing for the simultaneous exercise and sale of the shares of Common Stock then being acquired through an approved brokerage or similar arrangement and the payment of the option exercise price and withholding taxes to the Company. You will be required to meet the tax withholding obligations arising from any exercise of your Stock Option.

3. CONTINUOUS EMPLOYMENT. As further consideration for your Stock Option, you must remain continuously an Employee of the Company or a Designated Subsidiary from December 4, 2000 through December 4, 2001, before you will be entitled to exercise any part of your Stock Option.

4. CONDITIONS TO EXERCISE. (a) You must be, and must at all times on and after the Grant Date continuously have been, an Employee in order to exercise your Stock Option, except as provided at paragraph 5 of this Grant Agreement in the event of your Retirement or death.

(b) Subject to the conditions set forth at paragraph 3, 4(a) and 5 of this Grant Agreement, and in the Plan, your Stock Option shall be exercisable beginning December 4, 2001:

5. EXERCISE FOLLOWING EMPLOYMENT. (a) Retirement. If you have been continuously an Employee from December 4, 2000 until your Retirement (as defined in the Plan) and the effective date of your Retirement is on or after December 4, 2001, then you may, at any time and from time to time through December 4, 2010, exercise your Stock Option.

         (b) Death. If you were continuously an Employee from December 4, 2000 through the date of your death or, if earlier, the date of your Retirement and the earlier such date is on or after December 4, 2001, then, in the event of your death, your legal representative may exercise your Stock Option at any time up to three years after the date of your death, but in no event after December 4, 2010. In the event of your death, your Stock Option may be exercised by the person or persons to whom your rights in your Stock Option passed by your will or according to the laws of descent and distribution.

         (c) Other Termination of Employment. If you cease to be an Employee for any other reason whatsoever, this Stock Option shall automatically terminate when you cease to be an Employee. Nothing contained herein shall restrict the right of the Company or any of its subsidiaries to terminate your employment at any time, with or without cause.

6. TERM OF STOCK OPTION. Your Stock Option shall not in any event be exercisable after December 4,
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Grant Agreement (Cont'd)

2010, and, to the extent not exercised, shall automatically terminate at the close of business on that date.

7. DELIVERY OF CERTIFICATES. Certificates for the shares of Common Stock purchased will be deliverable to you or your agent, duly accredited to the satisfaction of the Company, at such place acceptable to the Company as may be designated by you.

8. STOCK OPTION NOT TRANSFERABLE. Your Stock Option is not transferable by you otherwise than by will or the laws of descent and distribution and is exercisable during your lifetime only by you.

9. NO RIGHTS TO OTHERS; OHIO LAW GOVERNS. All rights conferred upon you under the provision of this Grant Agreement are personal and no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company. This agreement shall be governed by, and shall be construed and shall take effect in accordance with, the laws of the State of Ohio.

10. NOTICES. Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered or mailed to you at the address on record with the Human Resources Division of the Company. Any notice to the Company under this agreement shall be sufficient if in writing and if delivered to the North American Tire Human Resources (Dept. 701) of the Company in Akron, Ohio, or mailed by registered mail directed to the Company for the attention of the North American Tire Human Resources (Dept. 701) at 1144 East Market Street, Akron, Ohio 44316-0001. Either you or the Company may, by written notice to the other, change its address for receipt of notice.